Exhibit 3.1

INTEGRAL SYSTEMS, INC.

ARTICLES SUPPLEMENTARY

Integral Systems, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”), that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a duly called meeting, the Corporation hereby elects, in accordance with Section 3-802(b)(3) of the MGCL, not to be subject to Section 3-803, Section 3-804 and Section 3-805 of the MGCL.

SECOND: The election not to be subject to Section 3-803, Section 3-804 and Section 3-805 of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested by its Secretary on this 12 day of February, 2007.

ATTEST:		INTEGRAL SYSTEMS, INC.

	/s/ ELAINE M. BROWN		/s/ PETER J. GAFFNEY	(SEAL)
Name:	Elaine M. Brown	Name:	Peter J. Gaffney
	Secretary		Chief Executive Officer